Exhibit 10.8

NONCOMPETITION AND NONSOLICITATION AGREEMENT

THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”), dated as of May 20, 2012, and effective as of the Effective Time, is by and among DAVITA INC., a Delaware corporation (“Parent”) and the undersigned interest holder (the “Interest Holder”) of the Company. Except as otherwise specified in this Agreement, all capitalized terms used but otherwise not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, SEISMIC ACQUISITION LLC, a California limited liability company and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and HEALTHCARE PARTNERS HOLDINGS, LLC, a California limited liability company (the “Company”) are entering into an Agreement and Plan of Merger, dated as of May 20, 2012 (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company of the Merger and pursuant to which all Class B Units in the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”);

WHEREAS, Interest Holder and the Company have been, and as a result of the consummation of the transactions contemplated by the Merger Agreement, Parent through the Company and otherwise will be, engaged in the businesses of the Company and Parent;

WHEREAS, prior to the date hereof, Interest Holder, due to his affiliation with the Company, has acquired intimate knowledge of, and experience related to, the business of the Company and Parent, which, if exploited by Interest Holder in contravention of this Agreement, would seriously, adversely and irreparably affect the ability of Parent and its Affiliates (including the Company after the Closing) to derive the benefit or value for which it bargained in the Merger Agreement;

WHEREAS, Interest Holder owns, directly or as a result of ownership in an intermediate entity, a material interest in the Company in the form of Company Options, for which Interest Holder will receive valuable consideration pursuant to the terms and conditions of the Merger Agreement, and, therefore, Interest Holder has a material economic interest in the consummation of the transactions contemplated in the Merger Agreement; and the transfer of the options to purchase equity interests of the Company held by Interest Holder in accordance with the Merger Agreement is necessary to transfer the goodwill of the Company being acquired by Parent pursuant to the Merger Agreement;

WHEREAS, the Merger Agreement requires Interest Holder to enter into this Agreement with Parent as a condition precedent to the consummation of the transactions contemplated in the Merger Agreement; this Agreement is a material inducement to Parent to consummate the transactions contemplated in the Merger Agreement; and Parent would be unwilling to consummate such transactions if Interest Holder did not enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the premises, the mutual covenants and restrictions contained herein and in the Merger Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Parent and Interest Holder hereby covenant and agree as follows:

1. Effective Time. This Agreement shall become effective at the Effective Time.

2. Consideration. In consideration of Interest Holder entering into and abiding by the terms of this Agreement and transferring his Company Options, in accordance with the Merger Agreement Parent agrees to consummate the transactions contemplated in the Merger Agreement, including payment in respect of the Company Common Units and Company Options upon the terms and conditions set forth in the Merger Agreement.

3. Covenant Not to Compete.

(a) During the five (5) years from and after the Closing Date (the “Restricted Period”), Interest Holder shall not, directly or indirectly,

(i) take any action that results or may reasonably be expected to result in owning, leasing, managing, operating, joining, extending credit to, controlling, or participating in the ownership, leasing, management, operation, extension of credit to, or control of, whether as an employer, shareholder, employee, director, manager, lender, joint venturer, member, consultant, advisor or partner, whether or not compensated for any of the foregoing, with, any business that directly or indirectly anywhere within the Restricted Region (as defined below) engages in or derives any economic benefit from, or is preparing to engage in or derive any economic benefit from, the Restricted Business (as defined below) or

(ii) for his own account or for the account of others, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an employer, shareholder, employee, director, manager, lender, joint venturer, member, consultant, advisor or partner, whether or not compensated for any of the foregoing, with, any business that directly or indirectly anywhere within the Restricted Region (as defined below) engages in, or takes affirmative action to prepare to engage in or derive any economic benefit from, the Restricted Business;

provided that the foregoing shall not prohibit Interest Holder from passively owning five percent (5%) or less of any class of securities of any publicly-held company, provided, further, that the Restricted Period shall be tolled during any period that Interest Holder is in breach of the terms of this Agreement.

(b) For purposes of this Agreement, “Restricted Region” means anywhere in Nevada, California, Florida, and New Mexico, which are the jurisdictions in which the Company conducts business or reasonably expects to conduct business within the next twelve (12) months.

(c) For purposes of this Agreement, “Restricted Business” means any of the following:

(i) Physician practices, independent physician associations or any other form of practicing physician organization;

(ii) organizations engaged in coordinated care, managed care, accountable care and other similar models of care for a population of patients;

(iii) organizations which provide management or related services to organizations described in (i) or (ii);

(iv) hospitals, ACOs, ancillary service providers, HMOs or other licensed health plans, but only insofar as Interest Holder’s role (A) would include activities on behalf of such organizations described in (i), (ii), or (iii), including but not limited to, having direct responsibility for or having direct influence in setting up, running, managing or controlling a provider network; or (B) would include engaging in direct negotiations or consulting on negotiations on behalf of such organization with Parent or its Subsidiaries (including the Company);

(v) Dialysis Services or Renal Care Services (as defined herein), except to the extent that such services are only an incidental part of the services provided by the organization for which Interest Holder is providing services. “Dialysis Services or Renal Care Services” shall mean all dialysis services and nephrology-related services provided by the Parent at any time during the period of Interest Holder’s employment, including, but not limited to, hemodialysis, acute dialysis, aphaeresis services, peritoneal dialysis of any type, staff-assisted hemodialysis, home hemodialysis, dialysis-related laboratory and pharmacy services, access-related services, drug purchasing, drug distribution, Method II dialysis supplies and services, nephrology practice management, vascular access services, disease management services, pre-dialysis education, ckd services, or renal physician/center network management, and any other services or treatment for persons diagnosed as having end stage renal disease or pre-end stage renal disease, including any dialysis services provided in an acute hospital;

(vi) researching, developing, marketing, or working on any products or providing any services, including direct primary care services, for a direct competitor of Direct Primary Care Holdings, LLC dba Paladina Health, or any of its subsidiaries. Direct competitors are those entities providing comprehensive primary healthcare services to patients for a recurring fee rather than individually itemized fixed fees for service for primary care services; and/or

(vii) assisting any third party to engage in (i) through (vi).

Notwithstanding the foregoing, the Restricted Business shall not prohibit the Interest Holder from personally practicing medicine as a physician.

4. Covenant Not to Solicit.

(a) During the Restricted Period, Interest Holder shall not:

(i) solicit any of Parent’s or its Subsidiaries’ (including the Company’s) employees to work for any Person,

(ii) hire any of Parent’s or its Subsidiaries’ (including the Company’s) employees to work (as an employee or an independent contractor) for any Person,

(iii) take any action that may reasonably result in any of Parent’s or its Subsidiaries’ (including the Company’s) employees going to work (as an employee or an independent contractor) for any Person,

(iv) induce any patient or customer of Parent or its Subsidiaries (including the Company), either individually or collectively, to patronize any competing facility;

(v) request or advise any patient, customer, or supplier of Parent or its Subsidiaries (including the Company) to withdraw, curtail, or cancel such person’s business with Parent or its Subsidiaries (including the Company);

(vi) solicit, induce, or encourage any physician (or former physician) affiliated with Parent or its Subsidiaries (including the Company) or induce or encourage any other person under contract with Parent or its Subsidiaries (including the Company) to curtail or terminate such person’s affiliation or contractual relationship with Parent or its Subsidiaries (including the Company); or

(vii) disclose to any Person the names or addresses of any patient or customer of Parent or its Subsidiaries (including the Company);

provided, however, that nothing herein shall prohibit Interest Holder from making a general employment solicitation to the public that does not target, any employee or independent contractor of Parent or the Parent Subsidiaries (including the Company) and then having contact with and/or employing such employee or independent contractor who responds to such general solicitation or who otherwise independently contacts Interest Holder.

5. Equitable Relief. Interest Holder agrees and acknowledges that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 3 and Section 4 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of Parent and its Subsidiaries (including the Company), including the protection of the goodwill transferred in connection with the Merger Agreement, and that any breach of the covenants contained in Section 3 and Section 4 would cause irreparable injury to Parent and/or the Parent Subsidiaries (including the Company). Interest Holder also acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of Section 3 and Section 4, and that Parent and the Parent Subsidiaries (including the Company) shall be entitled to enforce the provisions of Section 3 and Section 4 by demanding specific performance and immediate injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of Section 3 and Section 4 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Interest Holder, as applicable.

6. Reasonableness and Opportunity to Consult With Counsel. The covenants contained in Section 3 and Section 4, are considered by the parties hereto to be (a) fair, reasonable and necessary for the protection of the legitimate business interests of Parent or its Subsidiaries (including the Company), including the protection of the goodwill transferred pursuant to the Merger Agreement, (b) not injurious to the public and (c) appropriate based on the nature of the Company’s and Parent’s business. Interest Holder has been represented by counsel throughout the negotiation of this Agreement and has had the opportunity to consult with counsel about every provision of this Agreement.

7. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party; (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of any other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

8. Third Parties. Interest Holder shall make the terms and conditions of this Agreement known to any business, entity, or persons engaged in activities competitive with Parent’s business (including the Company after the Closing) with which he becomes associated before his association with such business, entity, or persons. Parent shall have the right to make the terms of this Agreement known to third parties.

9. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, provided, that the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible. In the event that the provisions of any of Section 3 or Section 4 of this Agreement relating to the geographic area of restriction, the length of restriction, or the scope of restriction shall be deemed to exceed the maximum area, length, or scope that a court of competent jurisdiction would deem enforceable, said area, length, or scope shall, for purposes of this Agreement, be deemed to be the maximum area, length of time, or scope that such court would deem valid and enforceable, and that such court has the authority under this Agreement to rewrite (or “blue-pencil”) the restriction(s) at-issue to achieve this intent.

10. Entire Agreement. This Agreement and the Merger Agreement, and the Employee Noncompetition and Nonsolicitation Agreement dated as of the date hereof, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

11. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the parties hereto.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the city of Las Vegas, Nevada; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Nevada state court sitting in the city of Las Vegas, Nevada. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the city of Las Vegas, Nevada for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto; (b) consent to service of process at the address listed below; and (c) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

13. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

14. Assignment. This Agreement is personal and may not be assigned by Interest Holder. This Agreement may be assigned by Parent and shall inure to the benefit of and be enforced by, and be binding upon the successors and assigns of Parent. In addition, the covenants and acknowledgements of Interest Holder as set forth herein shall inure to the benefit of and be enforced by, any successors to Parent and shall survive the termination of this Agreement, regardless of cause, except if Parent ceases operation other than as a result of a change of control.

15. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signature page to follow]

IN WITNESS WHEREOF, Parent and Interest Holder executed this Agreement as of the day and year first above written.

[INTEREST HOLDER]	DAVITA INC.

By:
[Interest Holder’s Name]		Name:	Dennis L. Kogod
Address:		Title:	Chief Operating Officer

[Signature Page to the Noncompetition and Nonsolicitation Agreement]

8